EXHIBIT 99
Contact: Michelle Sullivan
(617) 368-5165
BOSTON BEER REPORTS
FOURTH QUARTER 2009 RESULTS
BOSTON, MA (3/9/2010) — The Boston Beer Company, Inc. (NYSE: SAM) reported a fourth quarter core product depletions increase of 5% and a core product shipments increase of 5%. Net income for the fourth quarter was $7.5 million, or $0.52 per diluted share, an increase of $3.9 million, or $0.27 per diluted share, from the fourth quarter of 2008, primarily as a result of increased core shipments and improved gross margins. Depletions growth was driven by Samuel Adams® Seasonals, Twisted Tea® and the Samuel Adams® Brewmaster’s Collection. Net revenue for the fourth quarter of 2009 was $107.2 million, an increase of $3.4 million, or 3%, over the same period last year, primarily due to core volume gains. For the twelve months ended December 26, 2009, net revenue increased by 4% to $415.1 million and the Company’s earnings per diluted share were $2.17, an increase of $1.61 compared to 2008, which included the impact of the product recall initiated in April 2008. Excluding the previously recorded impact of the product recall, earnings per share for 2009 increased $0.77, or 55%, compared to 2008.
Jim Koch, Chairman and Founder of the Company, commented, “We reported 5% depletions growth in the fourth quarter, bringing depletions growth for the second half of 2009 to 6%, as compared to a decline of 1% in the first half of 2009. We believe that our fourth quarter depletions continued the improved trends that we identified at the end of the second quarter. Looking to 2010, we are excited about the introduction of our new spring seasonal, Samuel Adams® Noble Pils, a hoppy pilsner beer brewed with a recipe that calls for all five varieties of Noble hops, which has initially been well received by drinkers, retailers and wholesalers. While it is too early to judge repeat consumption, we believe that its introduction and our twenty-fifth anniversary celebration are helping us start 2010 strongly and our challenge is to maintain this momentum as we continue to face increased competition from expanded distribution of domestic specialty brands and regional craft brands. We continue to explore ways to improve our sales execution, our brand strength and our position within the craft category and remain positive about the future of craft beer and our potential for future growth.”
Mr. Koch also noted that, “key highlights of the fourth quarter and year were:
•	Depletions grew 5% for the quarter and approximately 3% for the year.

•	Our breweries continued to improve the quality, efficiencies, capacity and costs, with significant improvements coming at our Pennsylvania Brewery that we purchased in 2008.

•	Gross margin was 52% both for the fourth quarter and the full year.

•	We finished the year with $55.5 million in cash and no debt.

•	Our current estimate of earnings per diluted share for 2010 is between $2.35 and $2.65.”

Martin Roper, the Company’s President and CEO, stated, “Since the end of the first half of 2009 we have seen an improvement in the trends of our brands. The brands may have responded positively to the redesign of our packaging and the increased investment in media advertising and our sales force, but it is also possible that some of the drinkers of the competitive variety introduced in the last 24 months may be returning to our beers. Looking forward, we have no certainty that these trends will continue, but we feel we are in a good position to compete effectively through the strength of our brands and our sales force. We are currently projecting that we should finish 2010 with depletions growth slightly lower than the second half 2009 trends. We continue to believe that it is a good time to invest in our brands and have increased our investment in our sales force and added year-round radio advertising in order to achieve this goal. We are prepared to forsake some earnings in the short term in order to make appropriate investments in brand-building activities that position us well for future growth as we remain confident about the long term prospect for the craft category and our brands.”
Mr. Roper continued, “We completed our first full year of ownership of our Pennsylvania Brewery, which continues to brew great Samuel Adams® beer. During 2009 we continued to make high quality beers, while significantly improving our costs and efficiencies at our breweries, which have contributed to our improved gross margins. Most of these efficiency gains and margin improvements were achieved in the second half of the year after the completion of the Diageo contract in May 2009, which was at very low margins. We are focused on a multi-year program to identify and execute projects that will continue to reduce cost, drive efficiency and increase productivity at both our Pennsylvania Brewery and our Cincinnati Brewery. Looking forward to 2010, we expect that continued improvement in the efficiencies at our breweries and other resource efficiency projects will contribute to improved gross margins compared to 2009, but that this will not return us to the historic gross margins levels experienced prior to 2006 before the recent significant increases in brewery operating costs and packaging and ingredient costs.”
4th Quarter Results
Core shipment volume for the three months ended December 26, 2009 was approximately 528,000 barrels, a 5% increase over the same period in 2008. Total Company depletions in the fourth quarter grew 5%, driven by growth in Samuel Adams® Seasonals, Twisted Tea® and the Samuel Adams® Brewmaster’s Collection. The Company believes that wholesaler inventory levels at December 26, 2009 were at appropriate levels.
Bill Urich, Boston Beer Company CFO, said, “Our fourth quarter 2009 gross margin of 52% represented an increase of 5 percentage points over our fourth quarter 2008 gross margin. This increase is due primarily to price increases, improved costs of operating our breweries, driven by lower energy costs, and the impact of the low margin contract production for Diageo North America, Inc. in the fourth quarter of 2008, partially offset by increased costs of package materials.”

The Company’s net income of $7.5 million, or $0.52 per diluted share, for the three months ended December 26, 2009 represented an increase of $3.9 million, or $0.27 per diluted share, from the same period last year. The increase in net income is primarily due to increased core shipments, improved gross margin and a reduction of impairment charges, offset by increases in the provision for income taxes and general and administrative expenses. Fourth quarter 2009 advertising, promotional and selling expenses were flat with those incurred in the fourth quarter of 2008, primarily as a result of decreases in freight expenses for shipping beer to wholesalers, driven mostly by reduced fuel costs, offset by an increase in advertising and salary and benefit costs related to the addition of sales personnel. Fourth quarter 2009 general and administrative costs were $1.4 million higher than those incurred in the fourth quarter of 2008, primarily as a result of increased stock compensation expense and legal costs. The Company incurred impairment charges of $0.5 million in the fourth quarter of 2009 based upon its review of the carrying values of its fixed assets, compared to a $1.9 million impairment charge for machinery and equipment in the fourth quarter of 2008. The Company recorded a tax provision in the fourth quarter of 2009 of $5.4 million, compared to $2.7 million in the prior year. The Company’s fourth quarter tax rate was approximately 42%.
Year-to-Date Results
Core shipment volume for the year ended December 26, 2009 was approximately 2 million barrels, a 1% decrease compared to the same period in 2008. Excluding the impact of the 2008 product recall, 2009 core shipment volume increased 1% from 2008 levels. In 2009, total Company depletions increased approximately 3%, due primarily to increases in Samuel Adams® Seasonals, Twisted Tea® and the Samuel Adams® Brewmaster’s Collection, which were partially offset by decreases in Samuel Adams Boston Lager® and Sam Adams Light®.
The Company’s net income of $31.1 million, or $2.17 per diluted share, for the year ended December 26, 2009 represented an increase of $23.0 million, or $1.61 per diluted share, compared to the 2008 year. The increase in net income is primarily due to the impact of product recall costs of $22.8 million in 2008, improved gross margins of approximately 5% and lower advertising, promotional and selling costs in 2009, offset by increases in the provision for income taxes and general and administrative costs. Advertising, promotional and selling expenses incurred during 2009 decreased by $11.3 million, as compared to 2008. The decrease was primarily due to significant reductions in freight expenses to wholesalers and to a lesser extent better advertising rates and more efficient spending, partially offset by increases in salaries and benefits due to the addition of sales personnel. General and administrative costs increased by $1.9 million during 2009 as compared to 2008, driven by a full twelve months of operating costs at the Pennsylvania Brewery, compared to only seven months in the same period in 2008, and increased consulting costs. The Company incurred impairment charges of $1.0 million in 2009 based upon its review of the carrying values of its fixed assets, compared to a $1.9 million impairment charge for machinery and equipment in 2008. The Company’s effective tax rate for the 2009 year decreased to 42.8% from the 2008 rate of 48.9% as a result of higher pretax income but with no corresponding increase in non-deductible expenses.
Other matters
Year-to-date depletions reported to the Company through February 2010 increased approximately 9% from the same period in 2009, with one less selling day in 2010. The improvement in depletions trends is primarily due to the launch of Samuel Adams® Noble Pils.
Shipments and orders in-hand suggest that core shipments year-to-date through April 2010 will be up approximately 9% compared to the same period in 2009. Actual shipments may differ and no inferences should be drawn with respect to shipments in future periods.
Looking forward to 2010, based on information of which the Company is currently aware, the Company believes that the current competitive pricing environment is very challenging and has reduced its expectations for revenue per barrel increases. The Company currently projects increases of between 1% and 2% through minor price optimizations, as the competitive environment permits, but there can be no assurances that the Company will be able to achieve the planned revenue per barrel increases. The Company continues to forecast cost stability for packaging and ingredients and a continued improvement in operating costs at the Pennsylvania Brewery. If successful, the Company could have full year 2010 gross margins of approximately 54%. The Company intends to increase investment in its brands by between $5.0 million and $10.0 million in 2010 commensurate with the opportunities for growth that it sees, but there is no guarantee such increased investments will result in increased volumes. Based upon the Company’s best estimates at this time, the Company is targeting 2010 earnings per diluted share to be between $2.35 and $2.65, but actual results could vary significantly from this target. The Company is committed to trying to grow market share and to maintain volume and healthy pricing, and is prepared to invest to accomplish this, even if this causes short term earnings decreases.
The Company is evaluating 2010 capital expenditures and, based on current information, its initial estimates are between $15.0 million and $25.0 million, most of which relate to continued investments in the Pennsylvania Brewery, as the Company pursues further efficiency initiatives and equipment upgrades. The actual amount spent may well be different from these estimates as the Company continues to analyze its investment opportunities. In addition, higher volumes than currently expected could require additional keg purchases that are not included in these estimates.
The Company expects that its cash balances as of December 26, 2009 of $55.5 million, along with future operating cash flow and the Company’s unused line of credit of $50.0 million, will be sufficient to fund future anticipated cash requirements. The Company continues to be in compliance with all of the covenants under its credit facility.

During the twelve months ended December 26, 2009, the Company repurchased approximately 209,000 shares of its Class A Common Stock for a total cost of $7.1 million. From December 27, 2009 through March 5, 2010 the Company repurchased an additional 287,400 shares of its Class A Common Stock for a total cost of $13.5 million. On March 4, 2010 the Board of Directors approved an increase of $25.0 million to the previously approved $140.0 million share buyback expenditure limit for a new limit of $165.0 million. Through March 5, 2010, the Company has repurchased a cumulative total of approximately 9.0 million shares of its Class A Common Stock for an aggregate purchase price of $134.6 million. The Company has approximately $30.4 million remaining on the $165.0 million share buyback expenditure limit set by the Board of Directors. As of March 5, 2010, the Company had 9.9 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.
The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.
Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company’s products are the country’s largest-selling craft beer family, they account for only about nine-tenths of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.
Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 26, 2009 and December 27, 2008. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.
Tuesday, March 9, 2010

THE BOSTON BEER COMPANY, INC.
Financial Results
Operating Results:
 (in thousands, except per share data)

	(unaudited)		(unaudited)
	Three Months Ended		Twelve Months Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008

Barrels sold	533	618	2,222	2,341

Revenue, net of product recall returns of $13,222 for the twelve months ended December 27, 2008	$117,479	$112,886	$453,446	$436,332
Less excise taxes	10,291	9,109	38,393	37,932

Net revenue	107,188	103,777	415,053	398,400
Cost of goods sold	51,695	55,305	201,235	205,040
Costs (recovery) associated with product recall	—	(73)	—	9,473

Gross profit	55,493	48,545	213,818	183,887
Operating expenses:
Advertising, promotional and selling expenses	31,768	31,652	121,560	132,901
General and administrative expenses	10,342	8,971	36,938	34,988
Impairment of long-lived assets	496	1,936	1,049	1,936

Total operating expenses	42,606	42,559	159,547	169,825

Operating income	12,887	5,986	54,271	14,062
Other income, net:
Interest income	27	288	112	1,604
Other income (expense), net	(16)	(26)	(16)	174

Total other income, net	11	262	96	1,778

Income before income taxes	12,898	6,248	54,367	15,840
Income tax provision	5,438	2,651	23,249	7,752

Net income	$7,460	$3,597	$31,118	$8,088

Net income per common share — basic	$0.53	$0.26	$2.21	$0.58

Net income per common share — diluted	$0.52	$0.25	$2.17	$0.56

Weighted-average number of common shares — basic	14,075	14,039	14,059	13,927

Weighted-average number of common shares — diluted	14,458	14,365	14,356	14,341

Consolidated Balance Sheets:
 (in thousands, except share data)

	December 26,	December 27,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$55,481	$9,074
Accounts receivable, net of allowance for doubtful accounts of $199 and $255 as of December 26, 2009 and December 27, 2008, respectively	17,856	18,057
Inventories	25,558	22,708
Prepaid expenses and other assets	9,710	16,281
Deferred income taxes	4,425	2,734

Total current assets	113,030	68,854

Property, plant and equipment, net	147,021	147,920
Other assets	1,508	1,606
Goodwill	1,377	1,377

Total assets	$262,936	$219,757

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$25,255	$20,203
Accrued expenses	48,531	46,854

Total current liabilities	73,786	67,057

Deferred income taxes	13,439	9,617
Other liabilities	2,556	3,055

Total liabilities	89,781	79,729

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 10,142,494 and 10,068,486 issued and outstanding as of December 26, 2009 and December 27, 2008, respectively	101	101
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	111,668	102,653
Accumulated other comprehensive loss, net of tax	(359)	(431)
Retained earnings	61,704	37,664

Total stockholders’ equity	173,155	140,028

Total liabilities and stockholders’ equity	$262,936	$219,757

Consolidated Statements of Cash Flows:
 (in thousands)

	Twelve Months Ended
	December 26,	December 27,
	2009	2008

Cash flows provided by operating activities:
Net income	$31,118	$8,088
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,919	12,503
Impairment of long-lived assets	1,049	1,936
Loss on disposal of property, plant and equipment	25	119
Bad debt expense	24	57
Stock-based compensation expense	4,106	4,148
Excess tax benefit from stock-based compensation arrangements	(1,640)	(4,065)
Deferred income taxes	2,131	7,758
Proceeds from sale of trading securities	—	16,200
Changes in operating assets and liabilities:
Accounts receivable	177	(142)
Inventories	(2,850)	(4,618)
Prepaid expenses and other assets	6,483	(8,875)
Accounts payable	5,052	2,495
Accrued expenses	3,398	4,405
Other liabilities	(427)	(167)

Net cash provided by operating activities	65,565	39,842

Cash flows used in investing activities:
Purchases of property, plant and equipment	(16,997)	(59,539)
Proceeds from disposal of property, plant and equipment	8	11
Purchase of brewery assets	—	(44,960)

Net cash used in investing activities	(16,989)	(104,488)

Cash flows used in financing activities:
Repurchase of Class A common stock	(7,080)	(15,324)
Proceeds from exercise of stock options	2,806	5,274
Excess tax benefit from stock-based compensation arrangements	1,640	4,065
Net proceeds from sale of investment shares	465	416

Net cash used in financing activities	(2,169)	(5,569)

Change in cash and cash equivalents	46,407	(70,215)

Cash and cash equivalents at beginning of period	9,074	79,289

Cash and cash equivalents at end of period	$55,481	$9,074

Supplemental disclosure of cash flow information:
Income taxes paid	$18,193	$8,837

Reclassification of deposits and costs related to brewery acquisition to property plant and equipment	$—	$11,507

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com